Exhibit 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-11717 on Form S-3 of our report dated March 15, 2005 (November 14,2005 as to the effects of the restatement described in Note 10), relating to the consolidated financial statements of Middlesex Water Company (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement described in Note 10), and of our report on internal control over financial reporting dated March 15, 2005 (November 14, 2005 as to the effect of the material weakness described in Management's Report on Internal Control Over Financial Reporting (as revised)), (which expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K/A of Middlesex Water Company for the year ended December 31, 2004.


/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
November 17, 2005